Exhibit 4.1

Interactive Data
14 Wall Street
New York, NY  10005

July 29, 1998

Van Kampen Funds Inc.
One Parkview Plaza
Oakbrook Terrace, IL 60181

     Re: Insured Municipals Income Trust, 233rd Insured Multi-Series
         (A Unit Investment Trust) Registered Under the Securities Act of 1933 File No. 333-45259

Gentlemen:

     We  have  examined the Registration Statement for the above  captioned
Fund.

     We hereby consent to the reference in the Prospectus and Registration Statement for the above captioned Fund to Interactive Data Corporation, as the Evaluator, and to the use of the obligations prepared by us which are referred to in such Prospectus and Statement.

     You are authorized to file copies of this letter with the Securities and Exchange Commission.

Very truly yours,

James Perry
Vice President